Exhibit 10.9
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This First Amendment (the “Amendment”) to that certain Employment Agreement dated as of July 10, 2007 (“Employment Agreement”) by and between Bernd Stephan (“Executive”) and The Film Department Holdings LLC, a Delaware limited liability company (the “Company”) is effective as of January 16, 2009, and is entered into by and between and Company and Executive.
     WHEREAS, Company and Executive have previously entered into an Employment Agreement; AND
     WHEREAS, the Company and Executive have agreed to amend specific terms of the Employment Agreement in accordance with the terms set forth below. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement;
     NOW, THEREFORE, in consideration of the agreements made herein, the parties hereto agree as follows:
     1. The following shall be added immediately after the last sentence of Section 5(a) of the Employment Agreement:
          “Notwithstanding anything to the contrary contained above, Executive agrees that solely for the single year of Executive’s Employment Term commencing in 2009 (“Deferment Year”), Executive’s Compensation shall not be increased by any percentage amount (“Executive’s Deferment”), and shall be deferred and payable to Executive, if ever, in accordance with the remainder of this Section 5(a). Executive and Company agree that in the event the Board of Directors for the Company, in its sole and absolute discretion, elects to pay to any Company employee, partner, officer or other person rendering services for the Company, the aforementioned deferred amounts (hereafter, “Board Authorization”), the earned portion of Executive’s deferred amount shall be payable to Executive within a reasonable time following Board Authorization. This provision shall survive the termination of this Employment Agreement (i.e., in the event Executive is not employed with the company upon the occurrence of the Board Authorization, if ever, Executive shall nonetheless be paid such deferred amount.). Notwithstanding the foregoing, Executive’s Deferment shall be in effect only during such period that the Company is a going concern. Specifically, Executive’s Deferment would no longer be effective upon or during the existence
1ST Amendment to BS Employment Agreement

of any wind-down or dissolution of the Company being conducted under the supervision of a bankruptcy trustee or receiver, or a wind-down or dissolution occurring under the management of any Company lender or mezzanine financing provider. For purposes of clarity, in the event of such a wind-down, during such period, the Executive shall be entitled to his or her Compensation be calculated as if Executive’s Deferment had never taken effect or occurred.
     2. The following shall be added immediately following the last sentence of Section 5(b): “In the event of Board Authorization, the next Bonus payable to Executive, subject to the terms hereof, shall be calculated to include, in addition to the foregoing, that portion of Executive’s Bonus that would have been payable to Executive following the Deferment Year had Executive’s Deferment not occurred.”
     3. Remaining Provisions. The parties expressly agree and acknowledge that all provisions of the Agreement except those amended by this Amendment shall remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the parties have duly executed this Addendum as of the date first above written.
THE FILM DEPARTMENT
HOLDINGS LLC

/s/ Neil Sacker	/s/ Bernd Stephan

By: NEIL SACKER	Bernd Stephan
Its: President & COO
1ST Amendment to BS Employment Agreement

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